Exhibit 3.1

HELIUS MEDICAL TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”):

WHEREAS, pursuant to the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), the Corporation is authorized to issue up to 10,000,000 shares, par value $0.001 per share, of Preferred Stock (the “Preferred Stock”), from time to time in one or more series, pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being expressly so vested in the Board by the Certificate of Incorporation) and which resolution or resolutions may fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority expressly conferred upon the Board by the Certificate of Incorporation, there is hereby created and provided out of the authorized but unissued Preferred Stock, a new series of Preferred Stock, and there is hereby fixed the designations, powers, preferences and rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences thereof, if any, and the number of shares thereof, as follows:

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as shares of “Series B Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 75,000. Each share of Series B Preferred Stock shall have a par value of $0.001 per share.

2. Dividends. The holders of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each holder of an outstanding share of Series B Preferred Stock, as such, shall have 1,000,000 votes per share (and, for the avoidance of doubt, each holder of a fraction of a share of Series A Preferred Stock, as such, shall have a ratable number of votes). The holders of outstanding shares of Series A Preferred Stock shall vote together with the holders of outstanding shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) as a single class exclusively with respect to the Reverse Stock Split and the Adjournment Proposal (each as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. For the avoidance of doubt, each holder of a share of Series A Preferred Stock (or fraction thereof), as such, redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect thereto, including, without limitation, on the Reverse Stock Split or the Adjournment Proposal brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, (1) the term “Reverse Stock Split” means any proposal to adopt one or more amendments to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of any such amendment and (2) “Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on Reverse Stock Split.

3.2 Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, as applicable, the holder of each share of Series B Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or the Adjournment Proposal, as applicable, at any meeting of stockholders held to vote on the Reverse Stock Split shall be cast in the same manner as the vote, if any, of the holder of the share of Common Stock (or fraction thereof) in respect of which such share of Series B Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or the Adjournment Proposal, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted shall, to the fullest extent permitted by law, be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series B Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series B Preferred Stock on the Reverse Stock Split or the Adjournment Proposal brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4. Rank; Liquidation.

4.1 The Series B Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Company with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2 Upon any Dissolution, each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series B Preferred Stock.

5. Redemption.

5.1 All shares of Series B Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”).

5.2 Any outstanding shares of Series B Preferred Stock that have not been redeemed at the Initial Redemption Time pursuant to the Initial Redemption shall be redeemed in whole, but not in part, at the close of business on the earlier of (i) the business day established by the Board of Directors in its sole discretion, automatically and effective on such time and date, or (ii) the first business day following the date on which the Company’s stockholders approve the Reverse Stock Split at any meeting of stockholders held for the purpose of voting on the Reverse Stock Split, automatically and effective on such time and date (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions” and each, a “Redemption”). As used herein, the “Subsequent Redemption Time” shall mean the time and date of the Subsequent Redemption, and a “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3 The Company shall not be required to provide notice to the holders of outstanding shares of Series B Preferred Stock of a Redemption or a Redemption Time.

5.4 Redemption of outstanding shares of Series A Preferred Stock pursuant to this Section 5 shall be deemed to have been made immediately prior the Redemption Time. From and after the Redemption Time, each share of Series B Preferred Stock redeemed pursuant to this Section 5 shall no longer be deemed to be outstanding and all rights in respect of such share of Series A Preferred Stock shall cease, except for the right to receive $0.001 in cash per share of Series B Preferred Stock.

5.5 If any share of Series B Preferred Stock is redeemed, repurchased or otherwise acquired by the Company in any manner whatsoever, such share of Series B Preferred Stock shall, to the fullest extent permitted by law, be retired and cancelled upon such redemption, repurchase or acquisition, and shall not be reissued as a share of Series B Preferred Stock. Any share of Series B Preferred Stock so redeemed, repurchased or otherwise acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock, subject to the Certificate of Incorporation and the DGCL.

6. Transfer. No shares of Series B Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of shares of Common Stock held by such holder, in which case, a number of one one-thousandths (1/1,000ths) of a share of Series B Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock.

7. Fractional Shares. The Series B Preferred Stock may be issued in whole shares or in any fraction of a share, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series B Preferred Stock.

8. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall, to the fullest extent permitted by law, be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Helius Medical Technologies, Inc. has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 24th day of March, 2023.

HELIUS MEDICAL TECHNOLOGIES, INC.

By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Executive Officer